Exhibit 3.4

State of Delaware Secretary of State Division of Corporations Delivered 07:16 PM 03/30/2023 FILED 07:16 PM 03/30/2023 SR 20231232856 - File Number 5834628	STATE OF DELAWARE CERTIFICATE OF CORRECTION

PHP Ventures Acquisition Corp., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware.

DOES HEREBY CERTIFY:

1.	The name of the corporation is PHP Ventures Acquisition Corp.

2.	That a Certificate of Amendment
(Title of Certificate Being Corrected)

was filed by the Secretary of State of Delaware on March 22, 2023 and that said Certificate requires correction as permitted by Section 103 of the General Corporation Law of the State of Delaware.

3.	The inaccuracy or defect of said Certificate is: (must be specific)

See attached

4.	Article 8 of the Certificate is corrected to read as follows:

“one-month extensions at a price of $0.0625 per share per month, “...”into the trust Account $0.0625 per share for each Offering Share outstanding”.

IN WITNESS WHEREOF, said corporation has caused this Certificate of Correction this 30th                       day of March                 A.D.2023.

By:	/s/ Garry Stein
Name:	Garry Stein
Title:	Chief Financial Officer

CORRECTION TO THE FIRST AMENDMENT TO THE AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

PHP VENTURES ACQUISITION CORP.

December 30, 2022

Due to a typographical error, the period of time to consummate a Business Combination has been extended as contemplated in Section 9.1(b)(i) and the Corporation has not consummated an Initial Business Combination, the Board may elect to extend the time to consummate an initial Business Combination for up to an additional six (6) one-month extensions at a price of $0.0525 per share per month, for an aggregate of up to six additional months (or a total of 12 additional months when combined with the extension contemplated in Section 9.1(b)(i) above), provided that (i) the Sponsor (or its affiliates or permitted designees) will deposit, by the Deadline Date in effect prior to such extension, into the Trust Account $0.0525 per share for each Offering Share outstanding as of three Business Days prior to such Deadline Date for each such extension in exchange for a non-interest bearing, unsecured promissory note payable upon consummation of a Business Combination.